Exhibit 99.1

Contact: Steve Pickman, 913-367-1480

For Immediate Release

MGP INGREDIENTS, INC. ENTERS JOINT VENTURE WITH SEACOR ENERGY AFFILIATE

TO RESUME DISTILLERY OPERATIONS AT PEKIN, ILLINOIS FACILITY

ATCHISON, Kan., November 23, 2009—MGP Ingredients, Inc. (Nasdaq/MGPI) today announced it has entered into a joint venture agreement with SEACOR Energy, Inc.’s affiliate, Illinois Corn Processing Holdings, Inc., to reactivate distillery operations at MGPI’s facility in Pekin, Illinois.  The facility will be owned and operated by a separate entity called Illinois Corn Processing, LLC and initially will be dedicated to the production of alcohol for beverage, industrial and fuel applications.  Production is expected to begin in the near future.

Beverage and food grade industrial alcohol produced by the joint venture enterprise will be marketed by MGPI. The facility’s fuel grade alcohol, or ethanol as it is commonly known, will be marketed by SEACOR Energy, a subsidiary of SEACOR Holdings, Inc. (NYSE/CKH), Fort Lauderdale, Fla.

SEACOR Energy paid MGPI $15 million for a 50 percent ownership interest in Illinois Corn Processing, LLC.  Additional capitalization will be provided to the joint venture by an affiliate of SEACOR Energy through a term loan and revolving loan secured by the facility. MGPI and SEACOR Energy have agreed to a profit sharing arrangement related to the manufacturing, marketing and sales of the various alcohol products.  MGPI will recognize charges of approximately $2.3 million in the second quarter of the company’s current fiscal year related to the formation of the joint venture.

John Speirs, chairman of MGPI’s board of directors, said, “Proceeds from the sale of a 50 percent stake in the Pekin facility to SEACOR will be used to reduce debt. Upon completion, total MGPI net debt will stand at approximately $15 million versus the net debt of $38 million that we had at the end of the first quarter of our current fiscal year and $60 million at the end of the first quarter of the prior fiscal year.   With the completion of MGPI’s transformation with this joint venture, the company emerges more focused, more profitable and with a significantly improved balance sheet.”

Tim Newkirk, MGPI president and chief executive officer, stated: “The joint venture represents a winning combination all the way around.  It enables us to renew production operations in Pekin in a manner that can best utilize the respective core strengths and competencies of MGP Ingredients and SEACOR Energy.  It benefits customers by increasing their source of supply and will help bolster the Pekin economy by providing jobs for local and area residents.”

-more-

ADD 1—MGP INGREDIENTS, INC. ENTERS JOINT VENTURE

Newkirk added: “The creation of Illinois Corn Processing, LLC represents the culmination of an extensive series of strategic business transformation actions that MGP Ingredients began more than a year ago.  It will help us to further optimize our capabilities to serve the marketplace as a preeminent supplier of what is considered to be among the finest high quality food grade alcohol in the world.  This fits perfectly with our company’s concentrated focus on being a leading provider of naturally-derived, grain-based solutions that uniquely add value to our customers’ products.”

Newkirk further remarked that MGPI “is extremely grateful and excited to have entered into this new relationship with SEACOR Energy.”  He noted that SEACOR “is a leader in the energy field, making them the ideal partner for assuming the fuel alcohol portion of the Pekin facility’s distillery business.”

Speirs noted that the execution of the joint venture “marks the completion of MGPI’s transformation from a commodity manufacturer of chemicals to a value-added ingredients supplier to the packaged goods industry.  Among the many other benefits the joint venture provides are the following: 1) allows stockholders to realize value from a currently idled asset; 2) increases our available capacity of beverage and food grade alcohol ingredients to a level that is approximately 50 percent higher on an annualized basis than our capacity during the current fiscal year’s first quarter; 3) allows the company to take advantage of significantly increased demand for alcohol for use in sanitizing products as the result of H1N1 concerns; and 4) strengthens our ability to supply world class beverage alcohol, specifically grain neutral spirits and gin, to our long-time valued customers in the beverage industry.”

Speirs added: “SEACOR represents a superb partner for MGPI in this joint venture.  It is the classic case of one plus one equals three when combining the competencies of each partner.  Where MGPI brings manufacturing expertise and skills in marketing and sales of beverage and food grade industrial alcohols, SEACOR provides commodity procurement, distribution and fuel alcohol marketing and sales competencies.”

Speaking on behalf of both the company and the board, Newkirk expressed gratitude to BMO Capital Markets for “their valuable advice and counsel in the transaction,” and to Local 4D of the United Food and Commercial Workers (UFCW) Union, which will continue to represent bargaining unit employees under the joint venture.  “We deeply appreciate the patience and cooperation of the union local while we evaluated the future utilization of the Pekin facility and as we worked through the details of our joint venture decision,” he said.

According to Newkirk, the facility will employ former MGPI personnel, who were laid off this past February when the company made the decision to temporarily discontinue distillery operations at the Pekin location.  Up to 60 individuals, consisting of plant, administrative and management personnel, are expected to operate the facility when it is up to full speed.

-more-

ADD 2—MGP INGREDIENTS, INC. ENTERS JOINT VENTURE

Overseeing the operation will be Randy Schrick, who has been named president of Illinois Corn Processing.  Schrick has been employed in various engineering, production management and senior management positions with MGPI since 1973.  He most recently has served as vice president of engineering since June 2009, and was a member of the company’s board of directors from 1987 to 2008.  From 1982 to 1984, he served as plant manager in Pekin and then spent eight years as vice president and general manager of the Pekin facility.

“I look forward to my return to Pekin with a great amount of enthusiasm,” Schrick said.  “I view this joint venture as a tremendous opportunity for the plant there to become a highly efficient, customer-driven operation and am deeply grateful to be able to perform a key role in its future success.  I am also very pleased that this joint venture provides a fantastic opportunity to bring quality employees back to work and positions us to actively support the local community.”

MGPI purchased the Pekin facility from the former American Distilling Company in 1980.  Since then, the facility has undergone extensive upgrades and for many years had also been utilized for the production of commodity wheat starch and commodity vital wheat gluten, the basic protein component of wheat flour.  In November 2008, MGPI ceased starch and protein production in Pekin, concentrating its focus on the manufacturing of specialty, value-added starches and proteins at its Atchison, Kan., facility.  The company has no plans to resume starch and protein production in Pekin either through its own accord or through the new joint venture with SEACOR Energy.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value—added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan., that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

About SEACOR ENERGY

SEACOR Energy, Inc. is an affiliate of SEACOR Holdings (“SEACOR”), a global provider of equipment and services primarily supporting the offshore oil and gas and marine transportation industries. SEACOR offers customers a diversified suite of services including offshore marine, marine transportation, inland river, aviation, environmental, commodity trading and offshore and harbor towing. SEACOR is focused on providing highly responsive local service combined with the highest safety standards, innovative technology, modern, efficient equipment and dedicated, professional employees.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) our ability to manage our cash flows, (ii) our ability to find a strategic alternative for our Pekin facility on a timely basis, (iii) our ability to maintain compliance with all applicable loan agreement covenants, (iv) the availability and cost of grain and fluctuations in energy costs, (v) an increase in interest rates, (vi) disruptions in operations at our Atchison facility, (vii) competitive environment and related market conditions, (viii) our ability to realize operating efficiencies, (ix) the effectiveness of our hedging programs, and (x) actions of governments.  For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A.  Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

###